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               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                                       OF
                10% SENIOR CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                       OF
                     COMMODORE SEPARATION TECHNOLOGIES, INC.


             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware



                  I, Kenneth J. Houle, President and Chief Operating Officer of Commodore Separation Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

                  That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors on March ___, 1997, adopted the following resolution creating a series of 1,897,500 shares of 10% Senior Convertible Redeemable Preferred Stock, par value $.001 per share, designated as Convertible Preferred Stock:

                  RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

                  1. Designation and Number. The designation of the series of preferred stock fixed by this resolution shall be "10% Senior Convertible Redeemable Preferred Stock" (hereinafter referred to as the "Convertible Preferred Stock") and the number of shares constituting such series shall be 1,897,500.

                  2. Rank. The Convertible Preferred Stock shall rank: (i) prior to all of the Corporation's Common Stock, par value $.001 per share ("Common Stock"), (ii) prior to any class or series of capital stock of the Corporation hereafter created either specifically ranking by its terms junior to the Convertible Preferred or not specifically ranking by its terms senior to or on parity with the Convertible Preferred Stock (collectively with the Common Stock, "Junior Securities"); (iii) subject to the provisions of subparagraph 4(ii) hereof, on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Convertible Preferred Stock ("Parity Securities"); and (iv) subject to the provisions of subparagraph 4(ii) hereof, junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Convertible Preferred Stock ("Senior


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Securities"), in each case, as to payment of dividends or as to distributions of assets upon liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

                  3. Dividends.

                  (i) The dividend rate of the Convertible Preferred Stock shall be computed at a rate of $1.00 per share per annum from the date of the issuance of the Convertible Preferred Stock. Dividends shall be payable quarterly in arrears out of funds legally available therefor on the last business day of March, June, September and December of each year, commencing June 30, 1997 (each a "Convertible Dividend Payment Date"). Dividends on shares of Convertible Preferred Stock shall be cumulative and shall accrue (whether or not declared), without interest, from the first day of the quarterly period in which such dividend may be payable as herein provided, except with respect to the first quarterly payment which shall accrue from the date of issuance. On each Convertible Dividend Payment Date all dividends which shall have accrued on each share of Convertible Preferred Stock outstanding on the applicable record date shall accumulate and be deemed to become "due." Any dividend which shall not be paid on the Convertible Dividend Payment Date on which it shall become due shall be deemed to be "past due" (a "Cumulated Convertible Dividend") until such Cumulated Convertible Dividend shall have been paid.

                  (ii) The Board of Directors shall declare and pay current dividends out of funds legally available therefor (after giving effect to the payment of all requisite dividends on Senior Securities).

                  (iii) In order to determine the holders of the Convertible Preferred Stock entitled to receive dividends, the Corporation shall fix a record date not more than 60 days prior to any Convertible Dividend Payment Date. If any such Convertible Dividend Payment Date should fall on a day that is not a Business Day, then the Corporation shall pay the applicable dividend on the next succeeding Business Day. "Business Day" shall mean a day other than a Saturday, Sunday on other day on which any national securities exchange or quotation system on which the Common Stock of the Corporation is traded or quoted is authorized or required by law to close.

                  (iv) The Corporation shall not: (A) pay or declare and set apart for payment any dividends or Distributions on the Corporation's Junior Securities, other than dividends payable in the form of additional shares of the same Junior Security as that on which such dividend is declared, or (B) redeem, purchase, or otherwise acquire any shares of Junior Securities or any right, warrant or option to acquire any Junior Securities, unless full Cumulated Convertible Dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Convertible Preferred Stock.

                  (v) No full dividends shall be paid or declared and set apart for payments on any class or series of Parity Securities for any period unless full Cumulated Convertible Dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Convertible Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full Cumulated Convertible Dividends. No full dividends shall be paid or declared and set apart for

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payment on the Convertible Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Securities, for all dividend periods terminating on or prior to the date of payment of such full Cumulated Convertible Dividends. When dividends are not paid in full upon the Convertible Preferred Stock and the Parity Securities, all dividends paid or declared and set apart for payment upon shares of Convertible Preferred Stock and the Parity Securities shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Convertible
Preferred Stock and the Parity Securities shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Convertible Preferred Stock and the Parity Securities bear to each other
(without taking into account the dividends so paid and those so declared and set apart for payment).

                  4. Voting Rights

                  (i) Except as may otherwise be provided herein or required by law, the holders of the shares of Convertible Preferred Stock ("Convertible Holders") shall not be entitled to any vote in respect of such shares.

                  (ii) The affirmation vote, in person or by proxy, of the Convertible Holders of the majority of the outstanding shares of the Convertible Preferred Stock, voting as a single class, on a one-vote-per-share of Convertible Preferred Stock basis, shall be necessary for the Corporation to authorize: (x) any class or series of Senior Securities; or (y) any class or series of Parity Securities; provided, however, that no such vote shall be required pursuant to clause (x) or (y) in the event the Corporation shall then have the right to redeem the Convertible Preferred Stock and, prior to the date of issuance or such new class or series of Senior Securities or Parity Securities provision shall have been made for the redemption of all the outstanding shares of the Convertible Preferred Stock and such redemption occurs on or prior to the date of issuance of such new series or class of Senior Securities or Parity Securities.

                  (iii) On all matters on which the Convertible Preferred Stock is entitled to vote by law, the Convertible Holders shall be entitled to one vote per share of Convertible Preferred Stock, voting separately as a single class, and the presence, in person or by proxy, of the Convertible Holders of a majority of the outstanding shares of the Convertible Preferred Stock shall constitute a quorum.

                  5. Conversion Rights.

                  (i) Each share of Convertible Preferred Stock may be converted, at the option of each Convertible Holder, at any time and from time to time, into fully-paid and non-assessable shares of Common Stock; provided, however, a Convertible Holder's right to so convert shares of Convertible Preferred Stock shall terminate as to shares thereof that are redeemed by the Corporation on the Redemption Date (as hereinafter defined) therefor as provided in and subject to the terms and conditions of subparagraph 7(iii) hereof. The number of shares of Common Stock to which the Convertible Holder of each share of Convertible Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the number of shares of Convertible

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Preferred Stock to be converted by the Conversion Rate; in addition, the
Convertible Holder shall be entitled upon conversion to receive cash in an amount equal to all Cumulated Convertible Dividends on each share of Convertible Preferred Stock so converted, provided there are funds legally available therefor. To the extent the Corporation shall not have funds legally available to pay all such Cumulated Convertible Dividends, the Corporation's obligation to make such payment shall be deferred until the first date on which the Corporation shall have funds legally available for all or a portion of such payment, which shall then be made in whole or in part, as the case may be, until such Cumulated Convertible Dividends shall have been paid in full. The "Conversion Rate," that is, the number of shares of Common Stock for which each share of Convertible Preferred Stock may be converted, shall be determined by dividing $10.00 by $______ ("Conversion Price"). The Conversion Price shall be adjusted from time to time as set forth in subsection (ii) hereof. The Corporation shall not issue fractional shares of Common Stock upon conversion of Convertible Preferred Stock but, in lieu thereof, shall pay to a Convertible Holder cash in an amount equal to such fraction multiplied by the Last Sale Price of the Common Stock on the trading day prior to the date on which the shares are converted. "Last Sale Price" shall mean the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq SmallCap Market or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on such SmallCap Market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose.

           (ii) The Convertible Preferred Stock shall be converted into Common Stock in the following manner:

                  (A) Shares of Convertible Preferred Stock received by the Corporation in exchange for Common Stock shall be retired and canceled and shall no longer be available for issuance as Convertible Preferred Stock.

                  (B) A Convertible Holder shall give written notice to the Corporation of its desire to convert all or a portion of the shares of Convertible Preferred Stock owned by such Convertible Holder. Such notice shall be accompanied by certificates, duly endorsed for conversion, evidencing the number of shares of Convertible Preferred Stock such Convertible Holder desires to convert, together with cash, if any required by subparagraph 5(ii) (C) hereof. The Corporation will, as soon as practicable thereafter, deliver to such Convertible Holder or to such Convertible Holder's nominee or nominees, a certificate or certificates for the appropriate number of shares of Common Stock, together with cash, as provided in subparagraph 5(i), with respect to any fractional shares otherwise issuable upon conversion, and cash in an amount equal to all Cumulated Convertible Dividends on each share of Convertible Preferred Stock so converted, provided there are funds legally available therefor, and, in the event of a partial conversion, a certificate representing the balance, it any, of the shares of Convertible Preferred Stock represented by the surrendered certificate or certificates but not converted to Common Stock. To the extent the Corporation shall not have funds legally available to pay all such Cumulated Convertible Dividends, the Corporation's

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obligation to make such payment shall be deferred until the first date on which the Corporation shall have funds legally available for all or a portion of such payment, which shall then be made in whole or in part, as the case may be, until such Cumulated Convertible Dividends shall have been paid in full.

                  (C) In the event that shares of Convertible Preferred Stock are surrendered for conversion on any date during the period from the close of business on a record date fixed for determining the Convertible Holders entitled to receive dividends to the opening of business on the corresponding Convertible Dividend Payment Date, the Convertible Holder must also deliver to the Corporation an amount equal to the dividend payable with respect to such shares of Convertible Preferred Stock on such Convertible Dividend Payment Date and shall continue to be entitled to receive such dividend on such Convertible Dividend Payment Date. In the event that the date on which the shares are converted is the Convertible Dividend Payment Date, such Convertible Holder will be entitled to receive the dividend payable with respect to such Convertible Preferred Stock and shall not be required to include any payment in the amount of the dividend payable with respect to such converted shares of Convertible Preferred Stock.

                  (D) If, prior to the date on which all shares of Convertible Preferred Stock are converted, the Corporation shall (1) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (2) subdivide its outstanding Common Stock, (3) combine its outstanding Common Stock into a smaller number of shares of Common Stock or (4) issue by reclassification of its Common Stock other securities of the Corporation, the Conversion Price in effect on the opening of business on the record date for determining stockholders entitled to participate in such transaction shall thereupon be adjusted, or, if necessary, the right to convert shall be amended, such that the number of shares of Common Stock receivable upon conversion of the shares of Convertible Preferred Stock immediately prior thereto shall be adjusted so that the Convertible Holder shall be entitled to receive, upon the conversion of such shares of Convertible Preferred Stock, the kind and number of shares of Common Stock or other securities of the Corporation which it would have owned or would have been entitled to receive after the happening of any of the events described above had the Convertible Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subparagraph 5(ii)(D) shall become effective immediately after the effective date of such event and such adjustment shall be retroactive to the record date, if any, for such event. No adjustment with respect to any ordinary cash dividends (made out of current earnings) on shares of Common Stock shall be made.

                  (E) Except in respect of transactions described in subparagraph 5(ii)(D) above, if, prior to the date on which all shares of Convertible Preferred Stock are converted, the Corporation shall sell or issue Common Stock or rights, options, warrants or convertible securities (or rights, options or warrants to purchase convertible securities) containing the right to subscribe for or purchase shares of Common Stock (collectively, "Rights"), and the sale or issuance price per share of Common Stock (or in the case of Rights, the sum of the consideration paid or payable for any such Right entitling the holder thereof to acquire one share of Common Stock and such additional consideration paid or payable upon exercise or conversion of any such Right to acquire one share of Common Stock) is less than the lower of the then current Conversion Price or the then

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current Market Price of the Common Stock (as defined in subparagraph 7(i) below)
for the trading day immediately preceding the dates of such sale or issuance
(the "Current Common Stock Price"), the Conversion Price shall thereupon be adjusted such that the number of shares of Common Stock receivable upon conversion of the Convertible Preferred Stock shall be the number determined by multiplying (1) the number of shares of Common Stock receivable upon conversion of the shares of Convertible Preferred Stock immediately prior to such issuance or sale by (2) a fraction (not to be less than one) with a numerator equal to the product of the number of shares of Common Stock outstanding after giving effect to such sale or issuance (and assuming, in the case of Rights that such Rights had been fully exercised or converted, as the case may be) and the Current Common Stock Price and a denominator equal to the sum of (x) the product of the number of shares of Common Stock outstanding immediately before the issuance or sale or the record date, as the case may be, multiplied by the Current Common Stock Price and (y) the aggregate consideration received or deemed to be received by the Corporation for the shares of Common Stock to be issued or sold or to be purchased or subscribed for upon exercise of such Rights. For the purposes of such adjustments, the Common Stock which the holders of any such Rights shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such issuance or sale or the record date, as the case may be.

                  (F) Except in respect of transitions described in subparagraph 5(ii)(D) above, if, prior to the date on which all shares of Convertible Preferred Stock are converted, the Corporation shall declare, order, pay or make a dividend or other distribution (including without limitation any distribution of cash, other or additional stock or other securities or property or options, by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement or otherwise, but excluding dividends described in paragraph 3 or in the last sentence of subparagraph 5(ii)(D)), then, in each case, the Conversion Price shall thereupon be adjusted such that the number of shares of Common Stock thereafter receivable upon the conversion of shares of Convertible Preferred Stock shall be determined by multiplying (1) the number of shares of Common Stock theretofore receivable upon conversion of the shares of the Convertible Preferred Stock by (2) a fraction of which the numerator shall be the then Conversion Price on the record date for the determination of stockholders entitled to receive such dividend or other distribution, and of which the denominator shall be such Conversion Price on such date minus the amount of such dividend or distribution applicable to one share of Common Stock. The Board of Directors of the Corporation shall determine the amount of such dividend or distribution allocable to one share of Common Stock and such determination, if reasonable and based upon the Board of Directors' good faith business judgment, shall be binding upon the Convertible Holder. Such adjustment shall be made whenever any such distribution is made and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution.

                  (G) Upon the expiration of any Rights if such shall not have been exercised, the Conversion Price, to the extent that shares of Convertible Preferred Stock have not been converted, shall, upon such expiration, be readjusted and shall thereafter be such as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (1) the fact that the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such Rights and (2) such shares

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of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation (including for purposes hereof, any underwriting discounts or selling commissions paid by the Corporation) for the issuance, sale or grant of all such Rights, whether or not exercised; provided, however, that no such readjustment shall have the effect of increasing the Conversion Price by a proportion (relative to the Conversion Price in effect immediately prior to such readjustment) in excess of the inverse of the aggregate proportional adjustment thereof made in respect of the issue, sale, grant or assumption of such Rights.

                  If the consideration provided for in any Right or the additional consideration, if any, payable upon the conversion or exchange of any right shall be reduced, or the rate at which any Right is exercisable or convertible into or exchangeable for shares of Common Stock shall be increased, at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, effective concurrently with each such change, the Conversion Price then in effect shall first be adjusted to eliminate the effects (if any) of the issuance (or deemed issuance) of such Right on the Conversion Price and then readjusted as if such Right had been issued on the date of such change with the terms in effect after such change, but only if as a result of such readjustment the Conversion Price then in effect hereunder is thereby reduced.

                  (H) If, prior to the date on which all shares of Convertible Preferred Stock are converted, the Corporation shall (1) consolidate with or merge with or into another person resulting in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock or (2) sell or otherwise transfer all or substantially all of the assets of the Corporation, then a Convertible Holder shall thereafter have the right to convert such shares of Convertible Preferred Stock into the kind and amount of stock, securities or assets, if any, such Convertible Holder would have been entitled to receive upon such consolidation, merger, sale or transfer had such Convertible Holder converted its shares of Convertible Preferred Stock into Common Stock immediately prior to such transaction.

                  (I) For the purposes of this paragraph 5: (x) the consideration for the issue or sale of any additional shares of Common Stock shall, irrespective of the accounting treatment of such consideration, be deemed to be the consideration actually received by the Corporation and (1) insofar as it consists of cash, be computed at the net amount of cash received by the Corporation, plus any expense paid or incurred by the Corporation and any commissions or compensation paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale, (2) insofar as it consists of property (including securities) other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors of the Corporation, and (3) in case additional shares of Common Stock are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (1) and (2) above, allocable to such additional shares of Common Stock, all as determined in good faith by the Board of Directors of the Corporation; (y) additional shares of Common Stock deemed to have been issued pursuant to subparagraph 5(ii)(G) relating to Rights, shall be deemed to have been issued for a consideration per share determined by dividing
(1) the total amount, if any, received by the Corporation as consideration for the issue, sale or grant of the Rights in question, less the value of the Rights not actually received by the

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Corporation as consideration therefor, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such consideration to protect against dilution) payable to the Corporation upon the exercise in or the conversion or exchange of such Rights or, in the case of Rights which are rights, options or warrants for convertible securities, the exercise of such Rights for convertible securities and the conversion or exchange of such convertible securities, in each case computing such consideration as provided in the foregoing clause (x) of this subparagraph 5(ii)(I), by (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for subsequent adjustment of such number to protect against dilution) issuable upon the exercise, conversion or exchange of such Rights; and, (z) additional shares of Common Stock deemed to have been issued pursuant to subparagraph 5(ii)(D) and (F), relating to stock dividends, stock splits, etc., shall be deemed to, have been issued for no consideration. For the purposes of this paragraph 5, the term "Common Stock" shall mean (i) the class of stock designated as Common Stock in the Certificate of Incorporation of the Corporation as may be amended as of the date hereof, or (ii) any other class of stock resulting from successive changes or reclassification of such Common Stock consisting solely of changes in par value or from par value to no par value, or from no par value to par value.

                  (J) No adjustment in the Conversion Price shall be required unless explicitly provided for in this paragraph 5 and unless such adjustment (plus any adjustments not previously made by reason of this subparagraph 5(ii)(J)), would require an increase or decrease of at least five percent (5%) in such price; provided, however, that any adjustments which by reason of this subparagraph 5(ii)(J) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subparagraph 5(ii)(J) shall be made to the nearest cent.

                  (K) No adjustment shall be made (1) upon conversion of the Convertible Preferred Stock, (2) upon exercise of options and/or warrants of the Corporation outstanding on the date hereof, and (3) with respect to options thereafter granted to employees, officers, directors or stockholders of or consultants to the Corporation, pursuant to existing stock option plans.

                  (L) Whenever the Conversion Price is adjusted pursuant to any of the foregoing provisions of this paragraph 5, the Corporation shall forthwith prepare a written statement signed by the president or any vice president and the treasurer or any assistant treasurer or the secretary or any assistant secretary of the Corporation, setting forth the adjusted Conversion Rate determine as provided in the paragraph 5, and in reasonable detail the facts requiring such adjustment. Such statement shall be filed among the permanent records of the Corporation and a copy thereof shall be furnished to any Convertible Holder requesting the same, and shall at all reasonable times during business hours be open to inspection by the Convertible Holders. Within 10 days of the event requiring an adjustment, the Corporation shall also cause a notice, stating that such an adjustment has been made and setting forth the adjusted Conversion Rate, to be mailed, first-class, postage prepaid, to all then Convertible Holders of record at their addresses as the same appear on the stock records of the Corporation.


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                  (M) If a Convertible Holder has delivered notice to the
Corporation of its desire to convert all or a portion, of its shares of Convertible Preferred Stock, and certificates, duly endorsed for conversion in respect of such shares and cash, if any, required by subparagraph 5(ii)(C) hereof, then all shares of Convertible Preferred Stock so tendered to the Corporation shall be deemed to be no longer outstanding and, notwithstanding the failure of the Corporation to issue the Common Stock, such Convertible Holder shall be deemed, for all purposes (except as set forth in the next sentence of this subparagraph 5(ii)(M)), to be a holder of the number of shares of Common Stock into which the shares of Convertible Preferred Stock such Convertible Holder is entitled to receive pursuant to the terms of this paragraph 5 in each case as of the close of business on the date on which such conversion notice is delivered. In the event such Convertible Holder has delivered notice to the Corporation of his desire to convert all or a portion of his shares of Convertible Stock, such Convertible Holder shall retain the right to receive all Cumulated Convertible Dividends payable on the shares so converted, as provided in this paragraph 5, notwithstanding such conversion.

          (iii) The Corporation shall not, by amendment of its Certificate of Incorporation as amended as of the date hereof, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this paragraph 5. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number or shares of Common Stock deliverable upon the conversions of all the then outstanding shares of Convertible Preferred Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation to validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Convertible Preferred Stock. The Corporation shall obtain, prior to or concurrently with the first issuance of the Convertible Preferred Stock, the authorization for the listing of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock on the Nasdaq National Market and shall use its best efforts to maintain for as long as any share of Convertible Preferred Stock shall be outstanding such authorization or authorization for the listing of such shares on a national securities exchange on which the Common Stock may hereafter be listed. The Corporation shall pay any and all transfer, stamp and other like taxes that may be payable in respect of tho issuance or delivery to a Convertible Holder of shares of Common Stock or conversion of the Convertible Preferred Stock by such holder.

                  6. Liquidation Price. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the amount that shall be paid to a Convertible Holder of each share of Convertible Preferred Stock shall be $10.00 and an additional sum equal to all Cumulated Convertible Dividends on a share of Convertible Preferred Stock (hereinafter called the "Liquidation Price"), and no more. Upon any liquidation, dissolution or winding-up of the Corporation, the Convertible Holders will be entitled to be paid, after payment or provision for payment of the debts and other liabilities of the Corporation and after payment or provision for payment is made upon any Senior Securities, but before any Distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Price of all shares outstanding, and the Convertible Holders will not be entitled to any further payment. If,

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upon any such liquidation, dissolution or winding-up of the Corporation, the
Corporation's assets to be distributed among the Convertible Holders and the holders of Parity Securities (the "Parity Holders") are insufficient to permit payment in full to such Convertible Holders and the Parity Holders of the aggregate amount which they are entitled to be paid, then the available assets to be distributed will be distributed ratably among such Convertible Holders and Parity Holders based upon the aggregate Liquidation Price of the Convertible Preferred Stock and the aggregate liquidation preference of any Parity Securities held by each such Convertible Holder and Parity Holder, respectively. The Corporation will mail written notice of such liquidation, dissolution or winding-up, not less than 30 days prior to the payment date stated therein, to each Convertible Holder of record. Neither the consolidation or merger of the Corporation into or with any other corporation or any other person, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation will be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of paragraphs 2 and 6.

                  7. Redemption.

            (i) Time of Redemption. The Corporation may, at its option, redeem shares of the Convertible Preferred Stock, in whole or in part, out of funds legally available therefor, by action of the Board of Directors, at any time after March __, 2000, at a redemption price of $10.00 per share, plus all Cumulated Convertible Dividends on a share, plus all Cumulated Convertible Dividends on a share of Convertible Preferred Stock, upon notice and in the manner set forth in, and subject to the conditions of, this paragraph 7; provided the current market price of the Common Stock (the closing sale price as reported by the principal securities exchange on which the Common Stock is listed or admitted to trading or by the Nasdaq SmallCap Market, or, if not quoted thereon, the high bid price on the OTC Bulletin Board or in the National Quotation Bureau sheet listing for the Common Stock, or if not listed therein, as determined in good faith by the Board of Directors of the Corporation) (the "Market Price") equals or exceeds $_____ per share for at least 20 consecutive trading days ending no more than 10 trading days prior to the date of notice of redemption. In addition, the Corporation may, at its option, redeem the Convertible Preferred Stock, in whole or in part, out of funds legally available therefor, by action of the Board of Directors, at any time on or after March __, 2001 at the per share redemption prices set forth below plus all Cumulated Convertible Dividends on a share of Convertible Preferred Stock, upon notice and in the manner set forth in, and subject to the conditions of this paragraph 7:

                                                       Redemption Price
         Date of Redemption                               Per Share
         ------------------                               ---------

March   , 2001 to March   , 2002 ...................   $
March   , 2003 to March   , 2004 ...................   $
March   , 2005 to March   , 2006 ...................   $
March   , 2007 and thereafter ......................   $

         (ii) Priority of Redemption. None of the shares of any class or series of Parity Securities or Junior Securities shall be redeemed, repurchased or otherwise acquired unless full Cumulated

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



Convertible Dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Convertible Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full Cumulated Convertible Dividends. None of the shares of Convertible Preferred Stock shall be redeemed, repurchased or otherwise acquired unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Securities or Senior Securities, for all dividend periods terminating on or prior to the Redemption Date of Convertible Preferred Stock.

         8. Procedures for Redemption. The Convertible Preferred Stock shall be redeemed pursuant to subparagraph 7(i) in the following manner:

                  (A) Shares of the Convertible Preferred Stock redeemed, repurchased or otherwise acquired by the Corporation shall be retired and canceled and shall no longer be available for issuance as Convertible Preferred Stock.

                  (B) In the event of a redemption of shares of Convertible Preferred Stock pursuant to subparagraph 7(i), notice of redemption of shares of Convertible Preferred Stock shall be given by the Corporation, not less than 30 nor more than 60 days prior to the Business Day designated in such notice (the "Redemption Date"), by first class mail to Convertible Holders at their respective addresses then appearing on the records of the Corporation, and shall also be published, on or about the date of such mailing, in the National Edition of the Wall Street Journal. Such notice of redemption shall specify the Redemption Date, the redemption price plus the Cumulated Convertible Dividends on a shares of Convertible Preferred Stock, if any (the "Redemption Price"), the total number of shares of Convertible Preferred Stock to be redeemed and, if fewer than all the shares held by such Convertible Holder, the number of shares to be redeemed from such holder, and the place or places of payment. The conversion rights of the Convertible Holders shall continue until the Redemption Date (provided no default by the Corporation in the payment of the redemption price shall have occurred and be continuing, and in the event of any such default the Convertible Holders' conversion rights shall continue until such shares are actually redeemed, exchanged or converted, and such notice shall state the then effective Conversion Price and that the right of Convertible Holders to exercise their conversion rights shall terminate at the close of business on the Redemption Date (provided no default by the Corporation in the payment of the redemption price shall have occurred and be continuing). On or before the Redemption Date, each Convertible Holder shall surrender to the Corporation or its designated agent, at such place as it may designate in the redemption notice, certificates, duly endorsed for transfer, evidencing the number of shares of Convertible Preferred Stock held by such Convertible Holder and being redeemed. Upon such surrender, the Convertible Holder shall be entitled to receive payment of the Redemption Price without interest.

                  (C) If, on the Redemption Date, (1) notice of redemption has been mailed or delivered as provided herein, (2) the Corporation has deposited with an independent paying agent funds necessary to pay the amount due for all shares of Convertible Preferred Stock subject to such redemption, and (3) all such funds are available for the sole purpose of paying such amount, then, unless the Corporation defaults on the payment of the Redemption Price, all shares of Convertible Preferred Stock subject to redemption shall, whether or not certificates for such shares have been

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


surrendered for cancellation, be deemed to be no longer outstanding for any purpose and all rights with respect to such shares shall cease, except the right of the Convertible Holder to receive the redemption price, without interest; provided, however, that the Corporation shall not have to so redeem any shares of Convertible Preferred Stock which have been converted to Common Stock prior to the date of such redemption. If the Corporation shall not have funds legally available for redemption of shares to be redeemed pursuant to subparagraph 7(i) on the Redemption Date, the notice of redemption shall be null and void and at such time as the Corporation shall have funds legally available for redemption of such shares and shall determine to redeem the Convertible Preferred Stock on the terms and conditions set forth in subparagraph 7(i), a new notice of redemption to Convertible Holders shall be required to effect such redemption.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Kenneth J. Houle, its President and Chief Operating Officer, and attested to by its Secretary this ____ day of March 1997.

                                COMMODORE SEPARATION TECHNOLOGIES, INC.


                                By: __________________________________________
                                         Kenneth J. Houle
                                         President and Chief Operating Officer

ATTEST:


_________________________
Secretary




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